Exhibit 99.1

FOR IMMEDIATE RELEASE

Violin Memory Completes Sale of an Additional $15 Million of Convertible Senior Notes

SANTA CLARA, Calif. – October 6, 2014 – Violin Memory, Inc. (NYSE: VMEM) today announced that it has issued an additional $15.0 million principal amount of its 4.25% convertible senior notes due 2019 pursuant to the exercise in full of the over-allotment option granted to the initial purchaser of the notes in connection with Violin’s previously announced private offering of the notes.

Violin received net proceeds from the offering of the notes, including the additional notes issued today, of approximately $115.3 million, after deducting the initial purchaser’s discount and estimated offering expenses payable by Violin. As previously stated, Violin intends to use the net proceeds from this offering for general corporate purposes, including working capital and to repay all amounts outstanding and owed under its credit agreement with Silicon Valley Bank.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intended use of net proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to the fact that Violin’s management will have broad discretion in the use of the proceeds from any sale of the notes, and other risks detailed from time to time in Violin’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2014. All forward-looking statements in this press release are based on information available to Violin as of the date hereof, and Violin does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.